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                                                                    EXHIBIT 15.1


May 13, 2004


Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, Illinois 60045

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-114520.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois